EXHIBIT 16.2

November 2, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: IVEDA SOLUTIONS, INC. File No. 000-53285

Ladies and Gentlemen:

We have read the statements that we understand the Company will include under Item 4.01 of the Form 8-K A report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,

/s/ FARBER HASS HURLEY LLP

FARBER HASS HURLEY LLP

Camarillo, California